EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-10455) of WorldCom, Inc. of our report dated February 14, 1996, except for Note 20 as to which the date is April 16, 1996, on our audits of the consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which report is included in WorldCom, Inc.'s Current Report on Form 8-K/A filed November 4, 1996. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

Omaha, Nebraska
November 4, 1996